EXHIBIT 10.13

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 8th day of April, 2022 (the “Effective Date”), by and between PGT Innovations, Inc., a Delaware corporation (the “Company,” or the “Employer”), and MERGEFIELD Name Jeffrey T. Jackson, an individual and resident of the State of Florida (the “Employee”).

RECITALS:

A.
Employer and Employee are party to that certain Employment Agreement, dated as of May 26, 2018 (the “Original Agreement”), which sets forth the terms and conditions of Employee’s employment with Employer.

B.
The Employee is currently employed by the Employer as its President and Chief Executive Officer, a position to which Employee was appointed by the Company’s Board of Directors (the “Board”) effective as of January 1, 2018.

C.
Employer desires to continue to employ Employee upon the terms and conditions set forth herein, and the Employee wishes to accept such continued employment upon the terms and conditions set forth herein including, without limitation, the nondisclosure and noncompetition covenants and agreements of the Employee set forth in Sections 8 and 9 hereof, in order to cause Employer to continue to provide Employee the Compensation (as defined herein) and any right to Termination Pay pursuant to Section 6.2 hereof.

D.
Effective as of the Effective Date, this Agreement shall supersede and replace the Original Agreement in its entirety, and the Original Agreement shall be of no further force or effect.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants set forth herein, the parties, intending to be legally bound, agree as follows:

1. Definitions.

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“AFFILIATE(S)” means any Person, directly or indirectly controlled by, or under common control with, the Employer or any other referenced Person.

“AGREEMENT” means this Employment Agreement, as amended from time to time.

“ANNUAL PERFORMANCE BONUS” has the meaning described in Section 3.2.

“BENEFITS” has the meaning described in Section 3.1(b).

“BOARD” means the board of directors of the Employer.

“CAUSE” means the occurrence of any of the following events during the Employment Period: (a) conduct amounting to fraud or dishonesty against the Employer or any subsidiary or affiliate of the Employer; (b) the Employee’s intentional misconduct, repeated refusal to follow the reasonable directions of the Board of the Employer or a material breach of this Agreement by Employee, provided an officer of the Employer or the Chairman of the Board, or such other member of the Board as may be designated by the Board, upon the direction of the Board of the Employer, notifies the Employee of the acts deemed to constitute such intentional misconduct, repeated refusal or material breach in writing and the Employee fails to correct such acts (or begin such action necessary to correct such acts and thereafter diligently pursues the completion thereof) within five (5) business days after written notice is given; (c) repeated intoxication with alcohol or drugs while on the Employer’s business during regular business hours; (d) a conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle or resulting from actions taken (or not taken) by the Employee in good faith in his capacity as an officer of the Employer); (e) the Employee’s failure to observe and comply with the requirements in Sections 8 or 9 hereof; or (f) any material violation of Employer’s code of conduct, employee handbook or other written policies and rules of Employer in a manner reasonably likely to expose the Company to material liability or materially harm the favorable goodwill, image and reputation of the Company and/or its brands, or cast the Company and/or its brands in an unfavorable light in a material manner.

“Change of Control” means a “Change in Control” as defined in Section 12 of the Employer’s 2019 Equity and Incentive Compensation Plan, provided that such “Change in Control” constitutes a change in control event for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

“COMPENSATION” means Employee’s Salary and Benefits.

“CONFIDENTIAL INFORMATION” means any and all:

(a) information that is not available in the public domain concerning the business and affairs of the Employer or any Affiliate of the Employer, product or service specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing, marketing or distribution methods and processes, customer lists, prospective customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a “trade secret” either under common law or as such term is defined by statute under the laws of any applicable jurisdiction;

(b) information concerning the business and affairs of the Employer or its Affiliates (which includes non-public, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or Affiliates of the Employer, containing or based, in whole or in part, on any information included in the foregoing.

“DISABILITY” has the meaning set forth in Section 6.3.

“EMPLOYEE INVENTION” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer or any Affiliate of the Employer, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee’s employment with the Employer, that is based upon or uses Confidential Information; provided, however, that any item so created by the Employee that is based upon or uses Confidential Information that the Employee demonstrates was or became generally available to the public, other than as a result of a disclosure by the Employee, will not be deemed to be an Employee Invention for any purposes.

“EMPLOYER” has the meaning set forth on the first page of this Agreement and its successors and assigns.

“EMPLOYMENT PERIOD” means the term of the Employee’s employment with the Employer.

“GOOD REASON” means the occurrence of any of the following events during the Employment Period: (a) a material diminution of the duties or responsibilities of the Employee; or (b) the assignment of the Employee to a worksite outside of a fifty (50) mile radius from the Employer’s current headquarters; provided, however, that none of the foregoing events or conditions will constitute “Good Reason” unless: (c) Employee provides the Employer with written objection to the event or condition within sixty (60) days following the occurrence thereof, (d) the Employer does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and (e) Employee resigns his employment within sixty (60) days following the expiration of that cure period.

“INCENTIVE AMOUNT” means the target amount payable to the Employee under the Employer’s Annual Incentive Plan for the award period ending in the year in which the termination of employment occurs.

“NONCOMPETITION AGREEMENT” means the agreements and covenants of the Employee found in Section 9.2.

“NONCOMPETITION PERIOD” means a period of time equal to the Employment Period plus two (2) years, unless this Agreement is terminated by the Employer without Cause or by the Employee with Good Reason, in which case the Noncompetition Period will be for a period of time equal to the Employment Period plus one (1) year.

“PERSON” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“PROPRIETARY ITEMS” has the meaning set forth in Section 7.2(a)(iv).

“SALARY” has the meaning set forth in Section 3.1(a).

2. Employment Term and Duties.

2.1 Employment. The Employer hereby continues the employment of the Employee, effective as of the date hereof, and the Employee shall accept such continued employment by the Employer, effective as of the date hereof, upon the terms and conditions set forth in this Agreement.

2.2 Term. Subject to the provisions of Section 6, the Employee’s employment under this Agreement shall continue until terminated by action of the Board in accordance with Section 6.

2.3 Duties. The Employee will continue to serve as the President and Chief Executive Officer of the Employer, with duties and responsibilities associated with and related to such position as set forth in the Company’s By-laws, and as otherwise reasonably requested in good faith by the Board. The Employee will (a) devote the Employee’s business effort, time, energy and skill (vacations and reasonable absences due to illness excepted) as is necessary to fulfill the duties of his position, (b) use his best efforts to promote the success of the Employer’s business and its shareholders, and (c) cooperate fully with the reasonable requests of the Board, as the case may be, in the advancement of the best interests of the Employer and its Affiliates. During the Employment Period, the Employee shall not be engaged in or provide services to any other business or enterprise (whether engaged in for profit or not), which interferes with the Employee’s obligations under this Agreement.

3. Compensation.

3.1 Basic Compensation.

(a) Salary. The Employer shall pay to the Employee an annualized salary at a rate of $850,000 per year, subject to the provisions of Section 6 and adjusted as provided below (the “Salary”), which Salary will be payable in equal periodic installments in accordance with the Employer’s customary payroll practices. The Salary will be reviewed by the Board, at least once each year and may be increased by the Employer following such review, upon the authorization of the Board. Any such adjustment in the Salary shall be made by, and at the sole discretion and approval of, the Board, and, as increased, shall become the Employee’s new “Salary” hereunder (unless and until further increased).

(b) Benefits. The Employee will be entitled to participate in such deferred compensation, profit sharing, bonus, life insurance, hospitalization and medical plans or insurance coverage, disability, and other employee benefit plans, programs and policies of the Employer in effect from time to time (collectively, the “Plans”), vacation and holidays (as further provided in Section 5 below), and any other plan which may be made available by the Employer to its key management employees from time to time in the future, if, and to the extent that, the Employee is eligible under the terms of such Plans. All of the plans, agreements, and undertakings of Employer set forth above shall be called, collectively, the “Benefits.” Any Benefits hereunder shall be subject to such local, state or federal tax reporting requirements as maybe in effect from time to time. This Agreement will not limit the Employer’s ability to amend, modify or terminate such Plans at any time for any reason.

3.2 Annual Performance Bonus.

As additional incentive compensation for the services to be rendered by the Employee pursuant to this Agreement, the Employee shall be eligible, each calendar year, to receive a bonus (the “Annual Performance Bonus”), if and to the extent that the performance metrics or other requirements that must be satisfied in order for the Employee to receive the Annual Performance Bonus have been achieved. The determination of whether to pay an Annual Performance Bonus, if any, and the amount of any such Annual Performance Bonus, shall be determined by the Company’s Board of Directors or the Board’s designated committee, in their discretion, and for 2022 shall be at a target value equal to 100% of the Employee’s Salary. Any Annual Performance Bonus that is due to the Employee hereunder shall be paid as soon as practicable, but in no event later than 30 days following completion of the Employer’s audited financial statements of the year to which the Annual Performance Bonus relates.

3.3 Annual Equity Grant

During the first fiscal quarter of each year, or such other time as the Board, in its discretion, may determine, the Employee will receive an annual equity grant with a target value, measured as of the grant date, equal to the percentage of the Employee’s Salary determined by the Board or its designated committee, which for 2022 shall be 250% (the “Annual Equity Grant”). One-half of the Annual Equity Grant is expected to be in the form of restricted stock units or restricted share units with no performance restrictions or metrics associated with them, and which are expected to vest in three equal increments on each of the first, second and third anniversaries of the grant date. The other one-half of the Annual Equity Grant is expected to be in the form of performance shares or performance restricted stock units, which will have Board-determined performance restrictions and metrics associated with them. The determination of how many of those performance shares or performance restricted stock units have been earned will be made by the Board (or its delegate) on or about the first anniversary of the grant date, based on the financial performance of the

Company during the prior fiscal year, and any performance shares or performance stock units deemed by the Board (or its delegate) to be earned are expected to vest in two equal increments on or about each of the second and third anniversaries of the grant date. Notwithstanding any other provision of this Agreement to the contrary, the determination of whether and when to make any Annual Equity Grant to Employee, and the design, nature and amount of any such Annual Equity Grant, shall be determined by the Board (or its delegate) in its discretion. All Annual Equity Grants to Employee shall be subject to the terms of the grant agreement between Employer and Employee.

4. Facilities and Expenses.

The Employer will furnish the Employee with office space, equipment, supplies, computer and facsimile equipment, telephones (including cellular telephone), and such other facilities, support staff and personnel as the Employer deems necessary or appropriate for the performance of the Employee’s duties under this Agreement. The Employer will reimburse the Employee for reasonable business expenses incurred by him on behalf of the Employer in the performance of his duties; provided, that Employee furnishes to Employer documentation of such expenses as is required by the Internal Revenue Service, as well as such other documentation as the Employer may reasonably request. In addition, the Employer shall reimburse the Employee or otherwise provide and pay for all approved professional affiliation expenses incurred by the Employee. The Employee must file authorization requests, to the extent required by the Employer’s employment policies and, in all instances, expense reports with respect to such expenses in accordance with the Employer’s policies.

5. Vacations and Holidays.

The Employee will be entitled to four (4) weeks paid vacation each year or such other amount of paid vacation as is provided in the Employer’s written vacation policy, if greater. Such vacation shall be taken in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. The Employee will also be entitled to the paid holidays as set forth in the Employer’s policies.

6. Termination.

6.1 Events of Termination.

(a) Death; Disability. In the event of the Employee’s death or Disability, his employment with the Employer shall be deemed terminated as of the end of the month in which such death occurs or such Disability is determined, and all rights, duties and obligations of the parties hereunder shall thereupon cease, except for the Employee’s obligations under Section 8 and Section 9 hereof (in the case of a termination due to Disability), and the Employer’s obligations under Sections 6.2(a) and 6.2(b) hereof, as the case may be.

(b) By The Employer for Cause. The Employee’s employment with the Employer may be terminated at the option of and by written notice from the Employer only upon the authorization of the Board if the Board, in good faith, finds Cause exists for such termination. Upon any such termination, all rights, obligations and duties of the parties hereunder shall immediately cease (including, but not limited to, the payment by the Employer of all Compensation), except for the Employee’s obligations under Section 8 and Section 9 hereof.

(c) By The Employer Without Cause. The Employer may also terminate the Employee’s employment at any time upon not less than thirty (30) days advance written notice without Cause, but only with the authorization of the Board. Upon expiration of such notice period, all rights, obligations and duties of the parties hereunder shall immediately cease, except for the Employee’s obligations under Section 8 and Section 9 hereof and the Employer’s obligations under Section 6.2(c). The Employer may, upon authorization from the Board, accelerate the effective date of such termination if, in lieu of such notice, and in addition to the payments required by Section 6.2(c) below, Employer continues to pay Salary to Employee for a number of days equal to the number of days by which Employer accelerated the effective date of Employee’s termination.

(d) Voluntary Termination without Good Reason By Employee. The Employee may terminate his employment with the Employer without Good Reason upon not less than ninety (90) days advance written notice to the Employer; provided, however, that after the receipt of such notice, the Employer may, with the authorization of the Board, accelerate the effective date of such termination at any time by written notice to the Employee. Upon the effective date of any such termination, all rights, obligations and duties of the parties hereunder shall immediately cease, except for the Employee’s obligations under Section 8 and Section 9 hereof and the Employer’s obligations under Section 6.2(d).

(e) Termination with Good Reason by the Employee. The Employee may terminate his employment with the Employer with Good Reason upon advance written notice to the Employer; provided, however, that after the receipt of such notice, the Employer may, in its discretion accelerate the effective date of such termination at any time by written notice to the Employee. Upon the effective date of any such termination, all rights, obligations and duties of the parties hereunder shall immediately cease, except for the Employee’s obligations under Section 8 and Section 9 hereof and the Employer’s obligations under Section 6.2(e).

6.2 Termination Pay. Upon cessation of Employee’s employment with Employer, the Employer will be obligated to pay the Employee (or, in the event of his death, his designated beneficiary) only such compensation as is provided in this Section 6.2. For purposes of this Section 6.2, the Employee’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee’s estate.

(a) Termination by Death. If the Employee’s employment terminates because of the Employee’s death, in addition to the Benefits otherwise due the Employee, the Employer will, in accordance with normal payroll practice, pay to the Employee’s designated beneficiary the Employee’s Salary for a period of twelve (12) months.

(b) Termination upon Disability. If the Employee’s employment is terminated by either party as a result of the Employee’s Disability, as determined under Section 6.3, in addition to the

Benefits otherwise due the Employee, the Employer will, in accordance with normal payroll practice, continue to pay to the Employee his Salary for a period of twelve (12) months following the effective date of such termination.

(c) Termination by the Employer Without Cause. If the Employer terminates the Employee’s employment without Cause, the Employer will (i) pay to Employee his Salary, in accordance with normal payroll practice, for a period of thirty (30) months, commencing no later than the tenth business day following receipt by the Employer of an executed Release (as described below); (ii) waive the applicable premium otherwise payable for COBRA continuation coverage for Employee (and, if applicable, his spouse and eligible dependents) for a period of thirty (30) months; and (iii) pay 250% of the Employee’s Incentive Amount, in a lump-sum payment payable no later than the tenth business day following receipt by the Employer of an executed Release. Notwithstanding the preceding provisions of this Section 6.2(c), in the event the Employee’s employment is terminated by the Employer (or the successor employer to the Employer) without Cause at the time of or within twenty-four (24) months after the effective date of a Change of Control, the Employer (or successor employer to the Employer following the Change of Control) shall provide the Employee with the following: (i) pay to Employee an amount equal to his Salary for a period of thirty (30) months, in a lump sum payable no later than the tenth business day following receipt by the Employer of an executed Release (ii) waive the applicable COBRA continuation coverage for Employee (and, if applicable his spouse and eligible dependents) for a period of thirty (30) months; (iii) pay 250% of Employee’s Incentive Amount, in a lump-sum payment payable no later than the tenth business day following receipt by the Employer of an executed Release; (iv) any outstanding stock options held by the Employee that are vested and exercisable as of the date of the Employee’s separation from service shall remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (A) a period of one year after the date of Employee’s separation from service, or (B) the original term of the option; and (v) any equity awards held by the Employee that are unvested as of the date of the Employee’s separation from service shall vest, with any performance-based equity awards paid out in such amount as if maximum performance (including any adjustment or modifier) has been achieved for the relevant performance period. Notwithstanding anything to the contrary in the applicable award agreement, any unvested equity awards that so vest will be settled within three (3) business days following sixty (60) days after the receipt by the Employer of an executed Release; provided, however, that to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the amounts described in (i), (iii), (iv) and (v) of this sentence will be paid on the same schedule as set forth in the first sentence of this paragraph. For purposes of the preceding sentence, Salary and the Incentive Amount shall be the greater of (i) Salary and the Incentive Amount as determined at the time of the Employee’s separation from service and (ii) Salary and the Incentive Amount as determined assuming a separation from service immediately prior to the effective date of the Change of Control.

(d) Termination by the Employee without Good Reason. If the Employee terminates his employment other than with Good Reason, the Employer shall continue to pay to the Employee his Salary for the shorter of: (i) ninety days; or (ii) the notice period provided by the Employee with respect to his termination.

(e) Termination by the Employee with Good Reason. If the Employee terminates the Employee’s employment with Good Reason, he will be entitled to the same payments and benefits described above in Section 6.2(c), including where Employee terminates his employment with Good Reason at the time of or following a Change of Control, within twenty-four months after the effective date of such Change of Control, in which case the Employee would be entitled to the same payments and benefits described under the change in control portion of Section 6.2(c).

6.3 Definition of Disability. For purposes of this Agreement, “Disability” has the meaning defined in Treas. Reg. § 1.409A-3(i)(4).

6.4 Release Required as a Condition of Severance. Notwithstanding any other provision of this Agreement, payments under Section 6.2, above, are conditioned on the Employee’s (a) immediate resignation, upon Employer’s Board’s request, from all employee and director positions with the Employer and its affiliates and (b) execution and delivery to the Employer, within 45 days following the termination of his employment, and non-revocation of, a general release of claims against the Employer and its affiliates in such form as the Employer may reasonably require (the “Release”); and (c) the Employee’s full compliance with the provisions of this Agreement following the termination of his employment, including Sections 8 and 9 hereof. For avoidance of doubt, the payments and benefits described in this Section 6.2 are in lieu of, and not in addition to, any other severance arrangement maintained by the Employer.

7. 280G. If any amounts payable under this Agreement or under any other agreement, plan or arrangement applicable to the Employee (including, for the avoidance of doubt, the value of any acceleration of vesting of equity awards held by the Employee), either alone or together with any other payments which the Employee is entitled to receive from the Company or any affiliate thereof or otherwise, would constitute an “excess parachute payment” as defined in Section 280G of the Code, such payments shall be reduced to the largest amount (the “Reduced Amount”) that will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if it is determined that the net after-tax amounts the Executive would receive without any such reduction (the “Unreduced Amounts”), after taking into account both income taxes and any excise tax imposed under Section 4999 of the Code is greater than the net after-tax amount of the Reduced Amount, the Executive will instead receive the Unreduced Amounts. Any such reduction in payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; then any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and finally any other non-cash benefits will be reduced. Any determinations pursuant to this Section 7 shall be made by a nationally recognized accounting firm.

8. Non-Disclosure Covenant; Employee Inventions.

8.1 Acknowledgments by the Employee. The Employee acknowledges that (a) during the Employment Period and as a part of his employment, the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) since the Employee possesses substantial expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) the Compensation provided to Employee hereunder constitutes good and sufficient consideration for the Employee’s agreements and covenants in this Section 8; and (e) the provisions of this Section 8 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

8.2 Agreements of the Employee. In consideration of the Compensation to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

(a) Confidentiality.

(i) During and at all times following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under applicable trade secret laws. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(iii) None of the foregoing obligations and restrictions apply to any part of the Confidential Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

(iv) The Employee will not remove from the Employer’s (or any Affiliate’s) premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer in writing) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, the Employee will return to the Employer all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(v) Without limiting the generality of the foregoing, nothing in this Agreement precludes or otherwise limits the Employee’s ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Employer, or (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations. Neither the Employer nor any of its Affiliates may retaliate against the Employee for any of these activities.

(vi) Furthermore, the Employee is advised that the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information or information about this Agreement or the Employer or any of its Affiliates that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

(b) Employee Inventions. Each Employee Invention will belong exclusively to the Employer. The Employee acknowledges that all of the Employee’s writing, works of authorship, creations, designs, layouts and methods related to the fabrication, manufacture, processing and production of the Company’s products, sales and marketing plans and strategies, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Employer all of the Employee’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that he will promptly:

(i) disclose to the Employer in writing any Employee Invention;

(ii) assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Employee’s right to the Employee Invention for the United States and all foreign jurisdictions;

(iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv) sign all other papers necessary to carry out the above obligations; and

(v) give testimony and render any other assistance at Employer’s expense, in support of the Employer’s rights to any Employee Invention.

8.3 Disputes or Controversies. The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court,

arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by written agreement among them.

9. Non-Competition and Non-Interference.

9.1 Acknowledgments By the Employee. The Employee acknowledges that: the services to be performed by him under this Agreement are of a special, unique and unusual character; and (b) the Compensation provided to the Employee hereunder, together with the consideration provided to the Employee under the related agreements, constitute good and sufficient consideration for the Employee’s agreements and covenants in this Section 9; and (c) the provisions of this Section 9 are reasonable and necessary to protect the Employer’s business.

9.2 Covenants of the Employee. In consideration of the acknowledgments by the Employee, and in consideration of the Compensation to be paid or provided to the Employee by the Employer, the Employee covenants that he will not, directly or indirectly:

(a)
during the Noncompetition Period, (i) solicit business from, or compete with the Employer for the business of, any customer of the Employer where the Employee is doing so in the same or similar business as the business conducted by the Employer (i.e., the manufacturing, marketing, distribution and/or sales of completed commercial and/or residential window and door products, and vinyl patio or porch enclosures); (ii) own, operate, control, finance, manage, advise, be employed or engaged by, perform any services for, invest in or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity, whose activities compete in whole or in part with the activities of the Employer or any of its Affiliates in any state of the United States in which the Employer or any of its Affiliates conducted or conducts the manufacturing, marketing, distribution and/or sales of completed commercial and/or residential window and door products, and vinyl patio or porch enclosures (a “Competitive Business”); or (iii) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of securities of any Competitive Business (but without otherwise participating in the activities of such Competitive Business) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; or

(b) whether for the Employee’s own account or the account of any other person (i) solicit or induce, directly or indirectly, whether or not for consideration, any employee or agent of the Employer to terminate his or her relationship with the Employer; or (ii) induce or attempt to induce any customer, supplier, service provider, vendor, consultant or contractor of the Employer to terminate or adversely change its relationship with the Employer or otherwise interfere with any relationship between the Employer and any of the Employer’s customers, prospective customers, suppliers, service providers or contractors.

9.3 Enforceability; Notice. If any covenant in Section 9.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. The period of time applicable to any covenant in Section 9.2 will be extended by the duration of any violation by the Employee of such covenant. The Employee will, while the covenant under Section 9.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Employee’s employer. Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

10. General Provisions.

10.1 Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Section 8 and Section 9) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy.

Consequently, the Employer will have the right, in addition to any other rights it may have, at Employer’s cost, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

10.2 Covenants of Sections 8 and 9 are Essential and Independent. The covenants by the Employee in Section 8 and Section 9 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement, offered continued employment to the Employee or offered the Employee the Salary and Benefits and other consideration provided hereunder. The Employee’s covenants in Section 8 and Section 9 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise, or against any Affiliate of Employer, will not excuse the Employee’s breach of any covenant in Section 8 or Section 9. If the Employee’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Section 8 and Section 9.

10.3 Representations and Warranties by the Employee. The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

10.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.5 Binding Effect; Delegation of Employee’s Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any Affiliate to which Employer may assign this Agreement or any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated or assigned.

10.6 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by certified U.S. mail, return receipt requested, to the address(es) below, or (b) one business day after deposit with a nationally recognized overnight delivery service (receipt and next day delivery requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Employer: PGT Innovations, Inc.

1070 Technology Drive

Nokomis, Florida 34275

Attention: Chief Human Resource Officer

If to Employee: MERGEFIELD Name Jeffrey T. Jackson

The most recent address that the Company has on file for the Employee

10.7 Entire Agreement; Amendments. This Agreement, as it may be amended from time to time, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior employment arrangements (as the same may have been amended from time to time), including the Original Agreement, and other agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

10.8 Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed under Florida law, without regard to conflict of laws principles. The parties agree that any lawsuit between them arising under this Agreement shall be filed in any state or federal court located in Sarasota County, Florida or Tampa, Florida, and each of the parties hereby agrees, acknowledges and submits itself to the exclusive jurisdiction and venue of such courts for the purposes of such lawsuit and agrees to accept service of process in accordance with the provisions for delivery of notice set forth in Section 10.6 hereof.

10.9 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11 Section 409A Compliance.

(a) Notwithstanding any other provision of this Agreement, if the termination giving rise to the payments described in Sections 6.2(c) or (e) is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to those paragraphs will instead be deferred without interest and will not be paid until Employee experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Employee upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Employee’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Employee in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or -1(b)(9)(iii)(or any successor provisions) to any amount payable to Employee. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision) to this Agreement, each payment in a series of payments will be deemed a separate payment.

(b) Notwithstanding anything to the contrary contained in this Agreement or otherwise, to the extent an expense, reimbursement or in-kind benefit due to Employee constitutes a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) reimbursement of expenses will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment, reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit. Unless otherwise specifically provided herein, expense reimbursements will be limited to expenses incurred during the Employment Period.

10.12 Counterparts. This Agreement may be executed (including electronically) in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement on the date first written above.

PGT INNOVATIONS, INC.

(“Employer”)

By:

Name: Debbie LaPinska

Title: Chief Human Resource Officer

MERGEFIELD Name Jeffrey T. Jackson

(“Employee”)